EXHIBIT 4.2

                          STOCK OPTION AGREEMENT



     THIS STOCK OPTION AGREEMENT, is made and entered into this
    day of                1998, by and between JLM Couture, Inc.,
a Delaware corporation (the "Company"), and                (the
"Optionee").


                              R E C I T A L S


     WHEREAS, Optionee is a valued employee, officer, consultant, advisor to the Board of Directors Company or a qualified director of the Board; and

     WHEREAS, the Company desires, by affording the Optionee an opportunity to purchase shares of Common Stock of the Company (hereinafter called "Common Stock") as hereinafter provided, to carry out the purpose of the Company's 1996 Stock Option Plan (the "Plan").

     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

     1. Grant of Option. The Company hereby irrevocably grants to the Optionee the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of shares of Common Stock (such number being subject to adjustment as provided in Article 6 hereof) on the terms and conditions herein set forth. The Optionee acknowledges that the Option is an "incentive option" within the meaning of an "incentive stock option plan" and Section 422A of the Internal Revenue Code of 1986, as amended, and that it is being granted pursuant to the Plan.

     2.   Purchase Price.  The purchase price of the shares of
Common Stock covered by the Option shall be $      per share, as
determined pursuant to Article 7 of the Plan as of the date hereof.

     3. Terms of Option. This Option shall be exercisable commencing _______________________. The term of the Option shall
expire on              , subject only that in any one year the
value of the options first exercisable by the Optionee shall not exceed $100,000 based on the current fair market price for such shares of Common Stock at the time and exercise, determined in accordance with Article 7 of the Plan, and provided further, the Optionee is an employee of the Company at the time of the exercise of the Option in accordance with the provisions of Article 7 hereof.

          3.1 Payment. The purchase price of the shares of Common Stock as to which the Option shall be exercised shall be paid in full at the time of exercise (i) in cash, by certified check by bank draft or money order payable to the order of the Company;
(ii) subject to any legal restrictions on the acquisition or purchase of such shares of Common Stock by the Company, by the delivery of shares of Common Stock owned by the Optionee for a period of not less than six months and for which the Optionee has good title (free and clear of any liens and encumbrances) having a fair market value equal to the purchase price; or (iii) by any combination of (i) or (ii) above. The Optionee shall not have any of the rights of a shareholder with respect to the shares of Common Stock covered by the Option as to any shares of Common Stock not actually issued and delivered to the Optionee.

     4. Competition. In consideration for the grant of this Option, the Optionee agrees that, during the term of this Option agreement and for a period of one year thereafter, he shall not in any manner, engage or become interested in as owner, stockholder, partner, director, officer, employee, consultant or otherwise, any business which competes with the business conducted by the Company or any of its affiliates.

     5. Termination of Option. Except as otherwise stated herein, the Option to the extent not heretofore exercised shall terminate upon the first of the following dates to occur:

          (a) In the event of the Optionee's death, the Optionee's executors or administrators may exercise, within twelve
          (12) months following the date of the Optionee's death, the Option as to all or part of such number of shares which the Optionee was entitled to purchase immediately prior to his death, as determined in accordance with article 2, not theretofore exercised during the Optionee's lifetime;

          (b) Except if the optionee is a director, on the date the Optionee voluntarily terminates his employment;

          (c) Except if the optionee is a director, the expiration of three months after the date on which the Optionee's employment by the Company is terminated (except if such termination be by reason of death; and

          (d)          , the ______ anniversary date of this
          Agreement.

     6. Adjustment. Each outstanding Option shall be adjusted according to Article 8 of the Plan.

     Except as hereinbefore expressly provided, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of Common Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of Common Stock or stock of any class or by reason of dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of Common Stock or stock of any class, or securities convertible into shares of Common Stock or stock and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option.

     The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business assets.

     Shares of Common Stock not purchased under an Option granted under the Plan which are no longer available for purchase thereunder by virtue of the total or partial expiration or termination of such Option and any issue by the Company of shares of Common Stock or stock of any class, or securities convertible into shares of Common Stock or stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option.

     Shares of Common Stock not purchased under an Option granted under the Plan which are no longer available for purchase thereunder by virtue of the total or partial expiration, termination, or voluntary surrender of the Option shall continue to be otherwise available for the purposes of the Plan.

     7. Method of Exercising Option. Subject to the terms and conditions of this Option Agreement, this Option may be exercised by written notice to the Company, at its principal office in the State of New York, which presently is located at 225 West 37th Street, New York, New York 10018. Such notice shall state the election to exercise the Option and the number of shares of Common Stock in respect to which it is being exercised and shall be signed by the person or persons exercising the Option. Such notice shall be accompanied by payment in accordance with the terms hereof, and the Company shall deliver a certificate or certificates representing the shares of Common Stock subject to such exercise as soon as practicable after the notice shall be received. The certificate or certificates for the shares of Common Stock as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as provided above to or upon written order of the person or persons exercising the Option. In the event the Option shall be exercised by any person or persons other than the Optionee in accordance with the terms hereof, such notice shall be accompanied by appropriate proof of the right of such persons to exercise the Option. All shares of Common Stock that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable. The holder of this Option shall not be entitled to the privileges of share ownership as to any shares of Common Stock not actually issued and delivered to Optionee.

     8. No Agreement to Employ. Nothing in this Agreement shall be construed to constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ or retain Optionee for any specific period of time.

     9. Restrictions. The holder of this Option, by acceptance hereof, represents and warrants as follows:

          (a) This Option and the right to purchase Common Stock hereunder is personal to the holder and shall not be transferred to any other person, other than by will or the laws of descent and distribution.

          (b) The holder hereof has been advised and understands that the Option has been issued in reliance upon exemptions from registration under the Securities Act and applicable state statutes; the exercise of the Option and resale of the Option and the Common Stock have not been registered under the Securities Act or applicable state statutes and must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available; except as set forth herein, the Company is under no obligation to register the Option or the Common Stock under the Securities Act or the applicable state statutes; in the absence of such registration, the sale of the Option or the Common Stock may be practicably impossible; the Company's registrar and transfer agent will maintain stop-transfer instructions against registration or transfer of the Option and the Common Stock and any certificate issued upon exercise of the Option representing the Common Stock will bear on its face a legend in substantially the following form restricting the sale of the Common Stock:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

          (c) Prior to two years from the date the Option has been exercised and the Common Stock fully paid for, the Company may refuse to transfer the Common Stock unless the holder thereof provides an opinion of legal counsel reasonably satisfactory to the Company or a "no action" letter or interpretive response from the staff of the Securities and Exchange Commission to the effect that the transfer is proper; further, unless such opinion letter or response states that the Common Stock are free of any restrictions under the Securities Act, the Company may refuse to transfer the Common Stock to any transferee who does not furnish in writing to the Company the same representations and agree to the same conditions with respect to such Common Stock as are set forth herein. Notwithstanding any of the foregoing, the Company may refuse to transfer the Common Stock if any circumstances are present reasonably indicating that the transferee's representations are not accurate.

          (d) After two years but prior to three years from the date the Option has been exercised and the Common Stock fully paid for, the Company may refuse to transfer the Common Stock unless the holder either (i) meets the requirements of subparagraph (b) above; or (ii) sells such Common Stock in accordance with Rule 144 and furnishes to the Company written assurances of compliance therewith in the form of a copy of the Notice of Form 144 and appropriate letters of compliance from the holder of such Common Stock and the securities broker-dealer to or through which such Common Stock are being sold. No opinion of counsel for the holder of the Common Stock shall be required respecting sales in reliance on Rule 144 pursuant to clause (ii) of this subparagraph (d).

          (e) After three years from the date the Option has been exercised and the Common Stock fully paid for, the Company shall, upon the written request of any persons who have held the Common Stock for three years (excluding any tolling period provided for by Rule 144) and who is not, and has not been during the preceding three months, an affiliate of the Company, reissue to such holder in such names and denominations as the holder shall request, one or more certificates for the Common Stock without any restriction whatsoever on their further transfer and cancel any and all stop transfer instructions regarding such Common Stock on the books and records of the Company.

     10. General. The Company shall at all times during the term of this Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares of Common Stock pursuant thereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations, which in the opinion of counsel for the Company, shall be applicable thereto.

     11. Validity and Construction. The validity and construction of this Option shall be governed by the laws of the State of New
York. Such construction is vested in the board and its construction shall be final and conclusive.

     IN WITNESS WHEREOF, the Company has caused this Option
Agreement to be duly executed by its proper corporate officers thereunto duly authorized.


                                   JLM COUTURE, INC.



                                   By:
                                       (Authorized Officer)





                                       Optionee